Date:	April 28, 2003

For Release:	Immediately

Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com Nancy Morovich (Investor Relations) (504) 576-5506 nmorovi@entergy.com

Entergy Reports Improved First Quarter 2003 Earnings

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported first quarter 2003 earnings of $395 million, or $1.73 per share, with special items contributing $139 million, or 61 cents per share. The special items are attributed to implementing a new accounting standard on nuclear decommissioning assets and liabilities in the utility and non-utility nuclear businesses. In first quarter 2002 Entergy recorded a loss of $78.9 million, or 36 cents per share, on an as reported basis, including a special charge of $260.9 million, or $1.16 per share, recorded in connection with its decision to exit the greenfield power development business.

Entergy earned $256 million, or $1.12 per share, from operations in first quarter this year, compared with $182 million, or 80 cents per share, in the year-earlier period. The 40 percent increase in the quarter's operational earnings was primarily driven by solid performance at Entergy-Koch, LP, as well as improved results at the utility.

"The strong financial results achieved in first quarter 2003 reflect continuous performance improvements across all our businesses," said J. Wayne Leonard, Entergy's chief executive officer. "We're committed to achieving and maintaining superior performance in safety, customer service and operations, strong metrics in credit, liquidity and risk, and industry leadership in shareholder returns. We've established bold goals in all areas, and aspirations that were once distant images are now clearly in sight."

Utility Operations

In first quarter 2003, as reported utility earnings were $107.8 million, or 47 cents per share, compared to $102.3 million, or 45 cents per share, in first quarter 2002. First quarter 2003 results included a special item related to the implementation of Statement of Financial Accounting Standards (SFAS) 143, a new accounting standard. The impact of this accounting standard at the utility resulted in changes in the valuation of nuclear decommissioning assets and liabilities which generated a one-time charge of 9 cents per share.

Operational utility earnings for first quarter 2003 were $129.1 million, or 56 cents per share, compared to $102.3 million, or 45 cents per share, in the year earlier period. The increase in first quarter 2003 earnings was due primarily to increased revenues driven by sales growth, particularly in the residential sector, and increased rates. Lower operation and maintenance expenses, primarily in fossil plant operations, also contributed to the improvement.

Higher electricity usage in first quarter 2003 increased residential sales by 8 percent, compared to first quarter 2002. This increase is due primarily to the improvement in the regional economy compared to the depressed economic conditions in first quarter 2002. Commercial and governmental sales were up 4 percent, reflecting increased usage across all commercial customer classes, while industrial sales experienced a decrease of 3 percent quarter over quarter. The decrease in industrial sales is tied directly to the loss of two customers to co-generation. After removing the impact of these losses, industrial sales increased 3 percent, driven mostly by higher usage in the chemicals sector.

Competitive Non-Regulated Businesses

The competitive businesses recorded as reported earnings of $290.8 million, or $1.27 per share, compared to a loss of $175.1 million, or 78 cents per share, in first quarter 2002. First quarter 2003 results reflect the impact of the new accounting standard noted above. Implementing this standard resulted in a one-time gain of 70 cents per share in the competitive businesses, recorded as a special item in first quarter 2003. First quarter 2002 results included a loss of $1.16 per share, which was recorded as a special item. This loss reflected charges associated with exiting the greenfield power development business.

Excluding all special items, operational earnings for the competitive businesses increased 50 percent from $85.8 million, or 38 cents per share, in first quarter 2002, to $130.5 million, or 57 cents per share, in first quarter 2003. The significant increase in operational earnings is a result of strong performance at Entergy-Koch Trading.

Entergy Nuclear earned 86 cents per share in first quarter 2003, on an as reported basis, compared to 18 cents per share in first quarter 2002. The increase was due to the implementation of the new accounting standard discussed above. On an operational basis, Entergy Nuclear earned 16 cents per share in first quarter 2003, compared to 18 cents per share in first quarter 2002. The decrease was due primarily to the impact of refueling outage expense. Three refueling outages were completed in fourth quarter 2002, but there were no refueling outages during fourth quarter 2001. As a result, outage amortization expense recorded in first quarter 2003 increased significantly compared to the same period one year ago.

Energy Commodity Services, which includes earnings contributions from Entergy-Koch, LP and Entergy's non-nuclear wholesale assets, reported earnings of 41 cents per share in first quarter 2003, compared to a loss of 96 cents per share in the same period last year. The improvement quarter over quarter is due primarily to strong earnings in trading and the absence in 2003 of charges recorded in first quarter 2002 in connection with Entergy's decision to exit the greenfield power development business.

Operational earnings in first quarter 2003 were 41 cents per share, compared to 20 cents per share in the same period of 2002 as a result of substantially higher earnings at Entergy-Koch Trading, a subsidiary of Entergy-Koch, LP. The strong trading results were driven by high gas volatility during first quarter 2003 and a well-executed strategy developed through Entergy-Koch Trading's point of view analyses. The improved trading earnings were partially offset by lower income realized at Entergy-Koch's gas transportation subsidiary, Gulf South Pipeline. The reduced pipeline and storage earnings reflect reduced levels of gas throughput during first quarter 2003 compared to the prior year. The income sharing mechanisms that are part of the Entergy-Koch partnership agreement allocated substantially all of the partnership's income to Entergy in the first quarter of 2003.

Parent & Other

Parent & Other recorded a loss of 1 cent per share in both as reported and operational earnings, compared with a loss of 3 cents per share in first quarter 2002. The reduced loss quarter to quarter was achieved in spite of higher interest expense incurred during first quarter 2003.

Outlook

"We are off to a very solid start in 2003," said C. John Wilder, Entergy's chief financial officer. "The challenges ahead are significant but we are confident that the financial stability we've worked so diligently to establish provides the foundation we need to continue to deliver results. The strong earnings achieved this quarter represent an important first step as we work toward fulfilling our 2003 earnings guidance of $3.75 to $3.95 per share."

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Through Entergy-Koch, LP, it is a leading provider of wholesale energy marketing and trading services, as well as an operator of natural gas pipeline and storage facilities. Entergy has annual revenues of over $8 billion and more than 15,000 employees.

Entergy's online address is www.entergy.com

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: From time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and negotiations, including the Entergy New Orleans rate case and various performance-based rate discussions, and other regulatory decisions, including those related to Entergy's utility supply plan, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities including the uncertainty of negotiations with unions to agree to such reductions, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities - particularly the ability to extend or replace the existing power purchase agreements for the Non-Utility Nuclear plants - and the prices and availability of power Entergy must purchase for its utility customers, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, Entergy-Koch's profitability in trading electricity, natural gas, and other energy-related commodities, changes in the number of participants in the energy trading market, and in their creditworthiness and risk profile, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in inflation and interest rates, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, volatility and changes in markets for electricity, natural gas, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of SeTrans or another regional transmission organization, changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of Indian Point or other nuclear generating facilities, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, and other substances, the economic climate, and particularly growth in Entergy's service territory, variations in weather, hurricanes, and other disasters, advances in technology, the potential impacts of threatened or actual terrorism and war, the success of Entergy's strategies to reduce taxes, the effects of litigation, changes in accounting standards, changes in corporate governance and securities law requirements and Entergy's ability to attract and retain talented management and directors.

This earnings release includes non-GAAP measures when describing Entergy's results of operations and financial performance. We have prepared a reconciliation of each of these measures to the most directly comparable GAAP measure in Entergy's investor release which is posted on our website at www.entergy.com/earnings.

                                                     Entergy
                                                     639 Loyola Avenue
                                                     New Orleans, LA 70113

                        ENTERGY CORPORATION
                       Earnings at a glance

First Quarter                    2003          2002%

Operating Revenues            $2,037.72      $1,860.83        9.5
As Reported Earnings (Loss)   $  395.01      $  (78.92)     600.5
As Reported Earnings (Loss)
  per diluted share*          $    1.73      $   (0.36)     580.6
Operational Earnings per
  diluted share               $    1.12      $    0.80       40.0

*Includes Special Items (EPS):
        SFAS 143 Implementation     $ 0.61         $     -
        Asset  impairments               -           (0.45)
        Turbine commitments              -           (0.62)
        Development costs                -           (0.09)
                                    ------         -------
 Total                              $ 0.61          $(1.16)
                                    ======         =======

Note - dollars in millions except per share amounts, which are actual.

                           Entergy Corporation
                     Consolidated Income Statement
                      Three Months Ended March 31
                              (in thousands)

                                                                      2003         2002     % Inc/(Dec)
                                                                         (unaudited)
Operating Revenues:
     Domestic electric                                             $1,601,738   $1,401,009     14.3
     Natural gas                                                       80,238       46,377     73.0
     Competitive businesses                                           355,747      413,448    (14.0)
                                                                   ----------   ----------
                      Total                                         2,037,723    1,860,834      9.5
                                                                   ----------   ----------

Operating Expenses:
     Operation and maintenance:
         Fuel, fuel-related expenses,
           and gas purchased for resale                               388,040      468,861    (17.2)
         Purchased power                                              368,699      169,486    117.5
         Nuclear refueling outage expenses                             38,892       25,187     54.4
         Provision for turbine commitments, asset impairments,
            and restructuring charges                                  (7,743)     401,373       -
         Other operation and maintenance                              524,898      524,352      0.1
     Decommissioning                                                   37,498       18,188    106.2
     Taxes other than income taxes                                     97,737      102,370     (4.5)
     Depreciation and amortization                                    211,046      205,124      2.9
     Other regulatory charges (credits) - net                          15,253        1,563    875.9
                                                                   ----------   ----------
                      Total                                         1,674,320    1,916,504    (12.6)
                                                                   ----------   ----------

Operating Income (Loss)                                               363,403      (55,670)   752.8
                                                                   ----------   ----------

Other Income (Deductions):
     Allowance for equity funds used during
         construction                                                   7,286        6,682      9.0
     Gain (loss) on sales of assets - net                                 301          665    (54.7)
     Interest and dividend income                                      29,824       23,525     26.8
     Equity in earnings of unconsolidated equity affiliates           128,061       67,244     90.4
     Miscellaneous - net                                               11,315       (3,251)   448.0
                                                                   ----------   ----------
                      Total                                           176,787       94,865     86.4
                                                                   ----------   ----------

Interest and Other Charges:
     Interest on long-term debt                                       117,737      123,527     (4.7)
     Other interest - net                                              13,044       15,478    (15.7)
     Dividends on preferred securities of subsidiaries                  4,709        4,709       -
     Allowance for borrowed funds used during
         construction                                                  (5,719)      (5,638)     1.4
                                                                   ----------   ----------
                      Total                                           129,771      138,076     (6.0)
                                                                   ----------   ----------

Income (Loss) Before Income Taxes and Cumulative
Effect of Accounting Changes                                          410,419      (98,881)   515.1

Income Taxes                                                          152,418      (25,898)   688.5
                                                                   ----------   ----------

Income (Loss) Before Cumulative Effect of an Accounting Changes       258,001      (72,983)   453.5

Cumulative Effect of an Accounting Changes (net of income taxes)      142,922            -       -
                                                                   ----------   ----------

Consolidated Net Income (Loss)                                        400,923      (72,983)   649.3

Preferred dividend requirements of subsidiaries and other               5,916        5,940     (0.4)
                                                                   ----------   ----------

Earnings (Loss) Applicable to Common Stock                           $395,007     ($78,923)   600.5
                                                                   ==========   ==========
Earnings (Loss) Per Average Common Share:
     Basic                                                              $1.77       ($0.36)   591.7
     Diluted                                                            $1.73       ($0.36)   580.6
Average Number of Common Shares Outstanding:
     Basic                                                        223,673,332  221,943,451
     Diluted                                                      228,230,756  221,943,451

                            Entergy Corporation
                       Consolidated Income Statement
                       Twelve Months Ended March 31
                               (in thousands)

                                                                      2003         2002     % Inc/(Dec)
                                                                          (unaudited)
Operating Revenues:
     Domestic electric                                             $6,847,144   $6,773,291     1.1
     Natural gas                                                      159,213      121,895    30.6
     Competitive businesses                                         1,475,567    1,934,121   (23.7)
                                                                   ----------   ----------
                      Total                                         8,481,924    8,829,307    (3.9)
                                                                   ----------   ----------

Operating Expenses:
     Operation and maintenance:
         Fuel, fuel-related expenses,
           and gas purchased for resale                             2,073,775    3,024,647   (31.4)
         Purchased power                                            1,031,546      827,040    24.7
         Nuclear refueling outage expenses                            119,298       97,125    22.8
         Provision for turbine commitments, asset impairments,
            and restructuring charges                                  19,340      401,373   (95.2)
         Other operation and maintenance                            2,488,658    2,205,633    12.8
     Decommissioning                                                   95,726       32,850   191.4
     Taxes other than income taxes                                    375,830      399,756    (6.0)
     Depreciation and amortization                                    845,102      723,080    16.9
     Other regulatory charges (credits) - net                        (128,146)     (18,558)  590.5
                                                                   ----------   ----------
                      Total                                         6,921,129    7,692,946   (10.0)
                                                                   ----------   ----------

Operating Income                                                    1,560,795    1,136,361    37.4
                                                                   ----------   ----------

Other Income (Deductions):
     Allowance for equity funds used during
         construction                                                  32,263       27,948    15.4
     Gain (loss) on sales of assets - net                               6,248        5,303    17.8
     Interest and dividend income                                     124,623      135,854    (8.3)
     Equity in earnings of unconsolidated equity affiliates           244,695      203,910    20.0
     Miscellaneous - net                                               21,845      (14,785)  247.8
                                                                   ----------   ----------
                      Total                                           429,674      358,230    19.9
                                                                   ----------   ----------

Interest and Other Charges:
     Interest on long-term debt                                       501,813      539,476    (7.0)
     Other interest - net                                              68,126      144,829   (53.0)
     Dividends on preferred securities of subsidiaries                 18,838       18,838      -
     Allowance for borrowed funds used during
         construction                                                 (24,618)     (23,120)    6.5
                                                                   ----------   ----------
                      Total                                           564,159      680,023   (17.0)
                                                                   ----------   ----------

Income (Loss) Before Income Taxes and Cumulative
Effect of Accounting Changes                                        1,426,310      814,568    75.1

Income Taxes                                                          472,253      321,367    47.0
                                                                   ----------   ----------

Income Before Cumulative Effect of an Accounting Changes              954,057      493,201    93.4

Cumulative Effect of an Accounting Changes (net of income taxes)      142,922       23,482   508.6
                                                                   ----------   ----------

Consolidated Net Income                                             1,096,979      516,683   112.3

Preferred dividend requirements of subsidiaries and other              23,688       23,536     0.6
                                                                   ----------   ----------

Earnings Applicable to Common Stock                                $1,073,291     $493,147   117.6
                                                                   ==========   ==========
Earnings Per Average Common Share:
     Basic                                                              $4.80        $2.23   115.2
     Diluted                                                            $4.71        $2.19   115.1
Average Number of Common Shares Outstanding:
     Basic                                                        223,473,977  221,443,909
     Diluted                                                      227,776,645  225,245,641

                             Entergy Corporation
              U.S. Utility Electric Energy Sales & Customers

                         Three Months Ended March

                                         2003         2002%
                                         (Millions of kwh)
Electric Energy Sales:
Residential                               7,843       7,274     7.8
Commercial                                5,822       5,598     4.0
Governmental                                633         617     2.6
Industrial                                9,324       9,590    (2.8)
                                        -------     -------
    Total to Ultimate Customers          23,622      23,079     2.4
Wholesale                                 2,513       2,181    15.2
                                        -------     -------
    Total Sales                          26,135      25,260     3.5
                                        =======     =======

                         Twelve Months Ended March

                                         2003         2002%
                                          (Millions of kwh)
Electric Energy Sales:
Residential                              33,151      30,817     7.6
Commercial                               25,577      24,730     3.4
Governmental                              2,694       2,596     3.8
Industrial                               40,752      40,885    (0.3)
                                        -------     -------
    Total to Ultimate Customers         102,174      99,028     3.2
Wholesale                                10,160       8,628    17.8
                                        -------     -------
    Total Sales                         112,334     107,656     4.3
                                        =======     =======

                                   March

                                      2003        2002%
Electric Customers  (Year to date average):
Residential                        2,243,165    2,228,532      0.7
Commercial                           303,920      299,585      1.4
Governmental                          15,266       14,892      2.5
Industrial                            38,906       38,319      1.5
                                   ---------    ---------
    Total to Ultimate Customers    2,601,257    2,581,328      0.8
Wholesale                                 42           36     16.7
                                   ---------    ---------
    Total Customers                2,601,299    2,581,364      0.8
                                   =========    =========